Exhibit 2.1

GEI CANTON OH LLC

PURCHASE AGREEMENT

GRAPHIC ENTERPRISES OF OHIO, INC.

Dated: January 30, 2004

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EXHIBITS

Exhibit 1.8	Legal Description of the Property

Exhibit 2.2	Form of Escrow Agreement

Exhibit 3.2	Schedule of Documents to be Delivered to the Company

Exhibit 4.2	Title Insurance Requirements and Endorsements

Exhibit 4.2(a)	Survey Requirements

Exhibit 5.1(b)	Operating/Security/Maintenance Agreements Relating to the Property

Exhibit 5.1(c)	Schedule of Tenant Leases

Exhibit 5.1(f)	Structural, Mechanical, Electrical, Plumbing, Roofing or Other Major Systems of any Improvements in Need of Material Repair or Replacement

Exhibit 5.1(l)	Material Defaults or Events of Default Regarding Indebtedness Which is Secured by the Property for Which Owner is Liable

Exhibit 5.1(g)	Warranties Covering the Property

Exhibit 6.1(b)	Licenses, Equipment Leases, Contracts or Agreements Relating to the Property

Exhibit 6.1(h)(1)	Form of Prior Occupant Termination Agreement

Exhibit 6.1(h)(2)	Form of Company Lease

Exhibit 6.1(h)(3)	Form of Guaranty and Subordination Agreement

Exhibit 9.1(h)	Form of Opinion of Owner’s, Tenant’s and Guarantor’s Counsel

Exhibit 11.1(c)	Form of Warranty Deed

Exhibit 11.1(d)	FIRPTA Certificate

Exhibit 11.1(e)	Owner’s Certificate re: Representations and Warranties

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SUMMARY OF TERMS

OWNER:	GRAPHIC ENTERPRISES OF OHIO, INC.

OWNER’S ADDRESS:	3874 Highland Park, N.W. North Canton, OH 44720

AGGREGATE PURCHASE PRICE:	$3,650,000.00

TENANT:	GRAPHIC ENTERPRISES OF OHIO, INC.

LEASE GUARANTOR:	VISUAL EDGE TECHNOLOGY, INC. 226 Airport Parkway Suite 390 San Jose, CA 95110

LOCATION OF CLOSING:	First American Title Insurance Company 1801 K Street, N.W., Suite 200-K Washington, D.C. 20006

PURCHASE AGREEMENT

PREAMBLE:

     THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 30th day of January, 2004 (the “Effective Date”), by and between GEI Canton OH LLC, a Delaware limited liability company (the “Company”), as purchaser and Graphic Enterprises of Ohio, Inc., an Ohio corporation (the “Owner”), as seller, of all of the fee simple interest of the Property.

RECITALS:

A.     Owner is the owner of the property (hereafter the “Property”), as more particularly described in Exhibit 1.8 attached hereto, which term Property shall include the land (the “Land”) and all Improvements (as hereinafter defined) thereon, together with all rights and appurtenances pertaining to such land, including, without limitation, (i) all rights, titles and interests of Owner in and to adjacent strips, streets, roads, avenues, alleys and rights-of-way, public or private, open or proposed, including any rights in vault space adjacent to or within the boundaries of such land; (ii) all easements, covenants, privileges, and hereditaments, whether or not of record; (iii) all access, air, water, riparian, development, utility, and solar rights; (iv) all signs, security systems, fixtures, mechanical systems, landscaping and other property owned by Owner located at the Property, but excluding items of movable personal property and/or trade equipment attached to the Property that relate to the business conducted on such Property and that may be readily removed without damage (“Trade Fixtures”); (v) all site plans, surveys, plans and specifications, and floor plans relating to the Property; (vi) all warranties, guarantees and bonds relating to the Property; and (vii) all permits, licenses, certificates of occupancy, and other governmental approvals which relate to the Property.

B.     The Company desires to acquire, and Owner desires to sell, the Property, upon and subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings hereinafter set forth (such meanings to be applicable to the singular and plural forms of such terms and the masculine and feminine forms of such terms):

     Section 1.1 “Business Day” shall mean any day excluding Saturday, Sunday and any day which in the Commonwealth of Virginia is a legal holiday or a day on which banking institutions are authorized by law or by other governmental actions to close.

     Section 1.2 “Environmental Law” shall mean any present and future law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Property and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to Hazardous Materials, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

     Section 1.3 “Governmental Authorities” shall mean any commission, department or body of any municipality, township, city, county, state or Federal governmental unit having jurisdiction over any of the Property or the ownership, management, operation, use or improvement thereof.

     Section 1.4 “Hazardous Conditions” refers to the presence on, in or about any of the Property (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristics of which fail to comply with applicable Environmental Laws.

     Section 1.5 “Hazardous Materials” shall mean (i) any asbestos and any asbestos containing material, (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (iii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (iv) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Property or hazardous to health or the environment.

     Section 1.6 “Improvements” shall mean all buildings, improvements, structures and fixtures, excluding Trade Fixtures, now located or to be located or constructed on the Land or within any easements appurtenant thereto and owned by Owner, including, without limitation, sidewalks, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures and conduits, equipment systems and other so-called “infrastructure” improvements.

     Section 1.7 “The Company’s Due Diligence and Contract Costs” shall mean, collectively and in the aggregate, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and related expenses) incurred by the Company in connection with (x) the Company’s investigation of the Property pursuant to Article 3 hereof or otherwise (including, without limitation, costs and expenses for title examination and for the preparation of surveys, environmental studies, structural and valuation reports and other third party reports) (y) the preparation and negotiation of the letter of intent dated November 11, 2003, this Agreement, the exhibits attached hereto and the documents to be executed pursuant hereto, and (z) analysis of securities, tax and other transaction related issues (including compensation for the Company’s in house counsel provided such compensation does not exceed customary rates for comparable services).

     Section 1.8 “Purchase Price” means the amount, in U.S. dollars, that is identified in the Summary of Terms.

ARTICLE II
PURCHASE PRICE AND DEPOSIT

     Section 2.1 Payment of Purchase Price. On the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Owner shall sell, transfer, convey, assign, and deliver to the Company, and the Company shall purchase and accept from Owner all the right, title, and interest of Owner in and to the Property for an aggregate purchase price (the “Aggregate Purchase Price”) in the amount stated in the Summary of Terms in U.S. Dollars. The Aggregate Purchase Price will be adjusted as explicitly set forth in this Agreement and will be paid by the Company to Owner in immediately available funds, by release from the Escrow Agent on the Closing Date, as defined in the Escrow Agreement referenced below, by wire transfer to an account to be designated by Owner no later than two (2) Business Days prior to Closing.

     Section 2.2 Deposit and Escrow Agreement. Within three (3) Business Days after the Effective Date, the Company shall place in escrow with First American Title Insurance Company (the “Title Company”) the sum of Twenty-Five Thousand and 00/100 Dollars ($25,000.00), representing an initial deposit, to be held in accordance with an Escrow Agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit 2.2. Within five (5) Business Days after the expiration of the Study Period, unless this Agreement is terminated, the Company shall deliver an additional Twenty-Five Thousand and 00/100 Dollars ($25,000.00), representing an additional deposit (the initial deposit and the additional deposit, together with accrued interest thereon, are herein referred to as the “Deposit”). The Deposit shall be disbursed by the Title Company in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

ARTICLE III
STUDY PERIOD

     Section 3.1 Term of Study Period. The term “Study Period” shall mean the period commencing on the Effective Date and ending at midnight on the earlier of 5:00 p.m. on (a) the date that is sixty (60) days after the Effective Date and (b) the date of Closing. During the Study

Period, the Company will have the opportunity to conduct its due diligence examination of the Property, including but not limited to obtaining Commitments, Surveys, Environmental Assessments and Additional Environmental Assessments (all as hereinafter defined) (collectively, the “Third Party Reports”) and as the Study Period may be extended pursuant to Section 3.4. If on or before the expiration of the Study Period, the Company, in its sole and absolute discretion, shall elect not to proceed to the Closing for any reason whatsoever, then the Company shall have the right to terminate this Agreement by giving written notice of termination to Owner on or before the expiration of the Study Period, whereupon this Agreement shall automatically terminate, the Deposit shall be returned to the Company, and neither party shall have any further rights or obligations under this Agreement, except as expressly set forth in Section 12.2, and Articles 14, 16 and 18 of this Agreement.

     Section 3.2 Information Disclosure and Testing. Until the Closing hereunder, the Company and its agents and representatives shall have the right: (a) to have full and complete access, during normal business hours and with reasonable advance notice to Owner, to inspect the books, records, files, operating reports and other information relating to the Property, and related correspondence files; and (b) to enter upon the Property during normal business hours, taking care to avoid causing an unreasonable disruption of the operations of the Property, to make such inspections, reviews, surveys, soil tests, hydrology tests, environmental tests, and other tests or investigations as the Company may reasonably deem appropriate. Owner has delivered to the Company or shall have made available not later than five (5) Business Days following the Effective Date, at no cost to the Company, legible, true, correct and complete copies of the items set forth in Exhibit 3.2. In addition, Owner agrees to make available to the Company upon request from time to time any other information reasonably requested by the Company relating to Owner or the Property.

     Section 3.3 Merger Documents. On or before Closing, Owner shall deliver to the Company evidence reasonably satisfactory to Company, in its sole and absolute discretion, that the merger of Owner and a subsidiary of Guarantor (the “Merger”) will be completed no later than February 6, 2004.

     Section 3.4 Environmental Assessments and Additional Environmental Assessment. During the Study Period, the Company shall have the right, at Owner’s cost and expense, to have an environmental consultant or other professional perform a “Phase I” environmental inspection and assessment (each, an “Environmental Assessment”) of the Property and shall, after receipt of a final report for the Environmental Assessment, deliver a copy thereof to Owner. In the event (a) the results of any Environmental Assessment are inconclusive, in the Company’s sole judgment or (b) the results of any Assessment reveal environmental matters unacceptable to the Company, in its sole judgment, the Company, at its sole option, shall have the right to extend the Study Period and the Closing Deadline for thirty (30) days (by giving notice to Owner prior to the end of the Study Period) and to cause additional so-called “Phase II” inspections and tests (each, an “Additional Environmental Assessment”) to be performed, at Owner’s cost and expense, as determined by the Company in its sole, but reasonable judgment. The Company shall provide to Owner a copy of all Additional Environmental Assessments upon Owner’s request. In the event the Environmental Assessment and/or the Additional Environmental Assessment reveal that a Hazardous Condition exists at any of the Properties, the Company shall have the right to request Owner to clean-up or take other appropriate remedial actions with respect to such Hazardous Condition by giving written notice to Owner on or before the date that is ten (10) business days after the Company receives the last of the Environmental Assessment and the Additional Environmental Assessment. Within five (5) days of receiving such notice, Owner may, at its option, elect to clean-up or take other remedial actions with respect to such Hazardous Condition or elect not to not to do so by giving written notice to the Company. If Owner elects to clean-up or take remedial action, then Owner may extend the Closing Deadline for up to thirty (30) days with respect to any Property affected by a Hazardous Condition in order to effect the clean-up or remedial action; provided, however, that the Company, at its option, shall have the right to require Owner to escrow sufficient funds at the Closing for the environmental clean-up or remedial action instead of extending the Closing Deadline. If Owner elects not to clean-up or take other remedial actions, then the Company shall have the option of (a) waiving its request of remediation and proceeding to the Closing, without any claim against Owner in connection with any remediation requested by the Company hereunder, or (b) terminating this Agreement whereupon the Deposit shall be returned to the Company and the parties shall have no further rights or obligations hereunder other than those set forth in Section 12.2 and Articles 14, 16 and 18. In any event, Owner’s election not to undertake any clean up or remedial action hereunder shall not be a breach of the terms hereof.

ARTICLE IV
TITLE

     Section 4.1 State of Title. At the Closing, Owner shall own, beneficially and of record, good, marketable and indefeasible fee simple title to the Properties, subject only to the Permitted Exceptions (as herein defined).

     Section 4.2 Title Commitment; Survey. The Company shall obtain, at Owner’s expense, a title commitment, together with legible copies of documents referred to in such commitment (a “Commitment”), for owner’s policies of title insurance covering the Property, including the requirements and endorsements set forth in Exhibit 4.2. In addition, the Company shall obtain, at Owner’s expense, a current plat of survey of the Property, including the Improvements (a “Survey”) prepared by a licensed surveyor. Each Survey shall be prepared in accordance with the requirements set forth in Exhibit 4.2(a) and shall be certified to the Company, the Company’s assignee (if any), the Company’s lenders and the Title Company. The Company shall deliver copies of each of the Commitments and the Surveys to Owner upon request.

     Section 4.3 Permitted Exceptions. The Company shall have the right to object, in its sole and absolute discretion, to any exceptions to title, or to any matter shown on the Survey, by giving written notice to Owner on or before the date that is ten (10) business days after the Company receives the last of the Commitments and Surveys. Within fifteen (15) days of receiving such notice, but not later than five (5) days prior to the Closing (whichever period is shorter) Owner may, at its option (a) use reasonable efforts to remove, correct and cure such defects or such other matters of a non-monetary nature, and cause any lien or encumbrance or other matter of a monetary nature to be discharged and released, in each case to the reasonable satisfaction of the Company, or (b) elect not to cure or discharge any noted non-monetary exceptions to title. If Owner elects not to cure or have discharged or released any such defects, liens or encumbrances, then the Company shall have the options provided in Section 4.4 below. If the Company fails to provide such written objection, then the Company shall be deemed to have approved all matters affecting title disclosed in the Commitment and Survey as of the date thereof, as applicable (the “Permitted Exceptions”); provided, that, in no event shall any lien or encumbrance of a monetary nature be considered a Permitted Exception. Owner hereby irrevocably authorizes the Title Company to deduct from the Aggregate Purchase Price at the Closing all sums necessary to pay off and discharge any and all such liens or encumbrances of a monetary nature. However, under no circumstances will Owner’s election not to cure or discharge a non-monetary exception to title or survey exception be deemed a breach of the terms hereof.

     Section 4.4 Owner’s Election. On or before the expiration of the Study Period, if Owner elects not to endeavor to cure or fails to cure the Company’s title and survey objections, then the Company shall have the option of either (a) waiving the objections (in which case such exceptions shall thereafter be treated as Permitted Exceptions) and proceeding to the Closing, or (b) terminating this Agreement whereupon the Deposit shall be returned to the Company and the parties shall have no further rights or obligations hereunder other than those set forth in Section 12.2 and Articles 14, 16 and 18. To the extent the Company accepts the Property and following the expiration of the Study Period and before the Closing, a defect in title or an intervening lien materializes which was not reflected in the Commitment or Survey, the Company may require Owner to remove, correct and cure any such new defects in title that the Company determines, in its reasonable discretion, are unacceptable; provided, however, if such defects cannot reasonably be removed, corrected or cured within thirty (30) days, or if the cost to remove or discharge such defects is in excess of Fifty Thousand Dollars ($50,000), Owner shall not have any obligation to remove, correct or cure such defects. The Company shall notify Owner within ten (10) business days after the Company discovers such defect in title and, subject to the foregoing limitations and provisions, within thirty (30) days of receiving such notice, but not later than the Closing Deadline as such Closing Deadline may be extended to allow for a full thirty (30) day period to cure the defects, Owner shall (i) as to any such exception or other matter of a non-monetary nature, use reasonable efforts to remove, correct and cure such defects or such other matters, (ii) as to any such defect or other matter of a monetary nature, cause such lien (other than liens which are required to be released at the Closing) or encumbrance or other matter to be discharged and released in each case to the reasonable satisfaction of the Company, or (iii) notify the Company that such defects cannot reasonably be removed, corrected or cured within thirty (30) days or the cost to remove or discharge such defects is in excess of Fifty Thousand Dollars ($50,000). If Owner fails or refuses to remove, correct and cure such defects or such other matters, the Company may, at its option, (A) terminate this Agreement, in which event this Agreement, without further action of the parties, shall become null and void and the parties shall have no further rights or obligations hereunder other than those set forth in Section 12.2 and Articles 14, 16 and 18, or (B) elect to accept title to the Property and discharge or release any liens, encumbrances or other matters of a monetary nature or which may otherwise be discharged, released or removed by the payment of a monetary sum and reduce the Aggregate Purchase Price by the amount necessary to correct or cure such monetary liens, encumbrances or other matters; provided, however, such reduction shall not exceed Fifty Thousand Dollars

($50,000). Nothing set forth in this Article 4 shall limit the Company’s right to terminate this Agreement as set forth in Article 3.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

     Section 5.1 Representations. Owner represents and warrants to the Company that the representations and warranties set forth below are true and correct on and as of the Effective Date, and shall be true and correct in all material respects on and as of the date of the Closing:

          (a) Due Execution; Authority. (i) Owner is duly formed, validly existing and in good standing as a corporation under the laws of the State of Ohio; (ii) this Agreement is, and all the documents to be delivered by Owner pursuant to this Agreement (the “Owner Closing Documents”) will be, when executed by Owner, binding on and enforceable against Owner in accordance with their respective terms; (iii) there are no other consents required to authorize Owner’s entry into and performance of this Agreement, the Owner Closing Documents and/or the transactions contemplated hereby or thereby; (iv) this Agreement, the Owner Closing Documents and the transactions contemplated hereby and thereby have been, or will have been prior to the Closing, approved by all necessary action of Owner; and (v) the execution and delivery of the Owner Closing Documents do not and will not constitute a breach or default under any agreement by which Owner is bound, or by which any of Owner’s property is encumbered.

          (b) Contracts. There are no contracts entered into by Owner or its agents relating to the ownership, management, leasing, parking, operation, maintenance or repair of the Property that have a monetary obligation of more than $25,000 per year and are not cancelable without penalty by Owner upon notice of ninety (90) days or less (any contracts affecting the Property, together with all contracts entered into after the date hereof pursuant to Section 6.1, are hereinafter collectively referred to as the “Contracts”). Owner has performed all obligations required to be performed by it and is not in default under any of the Contracts. Each of the Contracts is in full force and effect and constitutes the legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms, and has not been modified, amended or extended. There are no contracts for the sale, exchange or transfer of the Property or any portion thereof, or contracts or other material obligations currently in effect, other than those matters set forth in the Tenant Leases (as herein defined) and the Permitted Exceptions creating or imposing any burdens, obligations or restrictions on the use or operation of the Property and the businesses conducted thereon. Except for the Permitted Exceptions, the Company Lease, and such operating/security/maintenance agreements listed on Exhibit 5.1(b) hereof that are acceptable to Company in its sole and absolute discretion, there are no contracts, agreements, liabilities, claims or obligations of any kind or nature relating to the Property to which the Property or the Company will be bound following the Closing.

          (c) Tenant Leases.

               (i) Exhibit 5.1(c) attached hereto sets forth a true and complete list of all tenant leases, including any subleases and licenses (the “Tenant Leases”) for the Property, including the name of the tenant, the date of the Tenant Lease and a complete list of all any amendments, assignments, side letters, option exercise letters and any other documents, certificates or instruments which may create future obligations under any of the Tenant Leases. There are no tenants or other parties in possession of any part of the Property, except tenants (referred to herein individually as a “Current Tenant” and collectively as the “Current Tenants”) under the Tenant Leases or as may otherwise be set forth in the Permitted Exceptions, and no one other than the Current Tenants have any right to occupy, operate or manage any part of the Property. The Tenant Leases referenced on Exhibit 5.1(c) are the only leases or other rights or grants of occupancy of all or any part of the Property and none of the tenants under such Tenant Leases or any other person or entity has a right of first refusal, option, right, or other right to purchase all or any portion of the Property.

               (ii) Owner has performed or paid all obligations required to be performed or paid by it under each of the Tenant Leases and is not in default of any of its obligations under any of the Tenant Leases.

          (d) Leasing Commissions. Owner has paid and discharged all obligations to pay any leasing commissions with respect to the existing Tenant Leases.

          (e) Condemnation. Owner has no knowledge of any pending or contemplated condemnation proceedings affecting all or any part of the Property.

          (f) Structural. Except as may be set forth on Exhibit 5.1(f), there are no structural, mechanical, electrical, plumbing, roofing or other major systems of any Improvements in need of material repair or replacement. Owner has received no written notice from any insurance company or Governmental Authority of any defect or inadequacy in connection with the Property’s structure or systems which has not heretofore been cured. On or before the Closing Deadline, Owner shall cure (or escrow sufficient funds at the Closing with the Title Company to cure) all such written notices issued on or before the Closing Deadline.

          (g) Zoning/Violations. The Property is currently zoned with a classification that permits the ownership, operation, development, construction, and use of the Property as currently being used without special exception or permit. To the best of Owner’s knowledge, there is not now pending nor is there any proposed or threatened proceeding for the rezoning of the Property or any portion thereof. Owner has no knowledge of nor has it received any written notice from any Governmental Authority that any zoning, subdivision, environmental, hazardous waste, building code, health, fire, safety or other law, order, ordinance or regulation is violated by the continued maintenance, operation or use of the Property, including, without limitation, any Improvements located thereon or any parking areas. At or before the Closing, Owner shall cure (or escrow sufficient funds at the Closing with the Title Company to cure) all violation notices issued with respect to the Property.

          (h) Permitted Exceptions. Owner has performed all obligations under and is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way and easements constituting one or more of the Permitted Exceptions for the Property.

          (i) Permits, Etc. All permits, licenses, authorizations and certificates of occupancy required by Governmental Authorities for the management, occupancy, leasing and operation of the Property are in full force and effect and to the best of Owner’s knowledge will remain in full force and effect after the Closing.

          (j) Litigation. No dispute, proceeding, suit or litigation relating to the Tenant Leases, the Property or any part thereof is pending or, to the best of Owner’s knowledge, threatened in any tribunal.

          (k) FIRPTA. Owner is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          (l) Indebtedness. Except for those matters listed on Exhibit 5.1(l) no material defaults or events of default (as defined therein) have occurred and are continuing under the terms of any documents evidencing or securing indebtedness which is secured by the Property or for which Owner is liable.

          (m) Material Change. Owner has not received written notice from any Governmental Authority of any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Property, or any natural or artificial condition upon or affecting the Property, or any part thereof, which would result in any material change in the condition of the Property or any part thereof, or would in any way limit or impede the operation or development of the Property.

          (n) Accuracy of Documents. All documents and records to be delivered pursuant to Section 3.2 will be true, correct and complete copies of the documents and records required to be delivered and to the best of Owner’s knowledge accurately reflect the matters contained therein in every material respect.

          (o) Not Misleading. Without limiting the representations and warranties of Owner herein, the representations and warranties of Owner in this Agreement do not make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made not misleading.

          (p) Tax Matters. Owner has relied solely on its own counsel for advice on any and all federal, state and local tax matters relating to this Agreement and the transactions contemplated herein and has not relied on any advice or representations of the Company, or its counsel with respect to any federal, state and local tax matters relating to this Agreement or the transactions contemplated herein.

          (q) Warranties. Owner will deliver copies of all warranties covering the Property and will diligently cooperate with the Company in attempting to complete an assignment of any and all enforceable warranties that are transferable.

          (r) Utilities. Usable sanitary and storm sewers and public water, gas and electrical utilities (collectively, the “Utilities”) of adequate capacity required for the operation of the Property as presently improved, are installed in, and are duly connected to, the Property and can be used without betterment charges except the normal user charges for sanitary sewers and the normal and usual charges imposed for public water, gas and electric utilities.

          (s) Bankruptcy. Owner has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Owner’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Owner’s assets, (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of Owner’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

     Section 5.2 Knowledge. For purposes of this Agreement, the phrase “to the best of Owner’s knowledge” or words of similar import, shall mean that the applicable party has conducted a reasonable review of its files and interviewed current employees in positions of responsibility on the subject and such review and interviews did not disclose any information contrary to the accuracy or veracity of any such representation or warranty.

     Section 5.3 Supplemental Information. Owner shall provide written notice to the Company at any time and from time to time after the Effective Date up to and including the date of Closing if it acquires any information that any of the representations or warranties made in this Agreement were inaccurate in any material respect as of the Effective Date or will be inaccurate in any material respect as of the Closing.

ARTICLE VI
COVENANTS AND ADDITIONAL OBLIGATIONS OF OWNER

     Section 6.1 Covenants of Owner. Owner agrees that from the date of this Agreement to the Closing, it will:

          (a) Insurance. Maintain fire and casualty insurance, with broad form extended coverage on the Improvements, in an amount for the Property at least equal to the replacement cost for the Improvements on the Property, with a deductible not in excess of $25,000.00.

          (b) Contracts and Business Practice. Except for the contracts or agreements listed on Exhibit 6.1(b) that are acceptable to Company, in its sole discretion, not become a party to any new licenses, equipment leases, contracts or agreements of any kind relating to the Property, except for such contracts or agreements as will be terminated at or prior to the Closing without cost or expense to the Company or contracts which the Company agrees in its sole discretion to assume at the Closing, without having obtained in each case the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, and any requests for consent shall be responded to within ten (10) Business Days of receipt of request therefor. Except, as otherwise provided in this Article 6, Owner shall continue, or shall cause any Current Tenant managing, maintaining or occupying, as the case may be, the Property to continue to manage, maintain and operate the Property in accordance with sound and prudent business practices and keep the Property and the tangible personal property thereon in good condition and repair, ordinary wear and tear excepted. Owner shall instruct such each Current Tenant not to make any change in its maintenance or operation of the Property or in its other normal and customary practices related to the Property.

          (c) Compliance With Laws. Not knowingly take or fail to take any action that will cause the Property to fail to comply with any federal, state, municipal and other governmental laws, ordinances, requirements, rules, regulations, notices, codes and orders, or any agreements, covenants, conditions, easements and restrictions currently in effect relating to the Property.

          (d) Notices. Promptly upon receipt, provide the Company with copies of all written notices delivered or received under any leases, and correspondence received from tenants, neighboring property owners, any insurance company which carries insurance on the Property, from any Governmental Authorities or from any other person or entity with respect to the Property or any portion thereof.

          (e) Conditions To The Closing. Use good faith and all commercially reasonable efforts prior to the Closing to satisfy all conditions to the Closing which are within Owner’s power to satisfy.

          (f) No Sale or Encumbrance. Owner shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all, or any part of any Property or any interest therein, nor initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of any Property, except as may be necessary to continue the existing Community Reinvestment Area real property tax abatement related to the Property.

          (g) Tenant Leases and Contracts. Except as provided in clause (h) below, Owner shall not nor cause or permit any Current Tenant to terminate, modify, extend, amend or renew any Tenant Lease or Contract or enter into any new contract or lease. Notwithstanding the foregoing, all Contracts relating to the Property shall remain in effect after the Closing, except those Contracts that are terminable by Owner that Company requires, in writing, to terminate as of the Closing.

          (h) Termination of Leases—New Company Lease. Prior to the Closing, Owner shall deliver to the Company a Prior Occupant Termination Agreement, substantially in the form attached hereto as Exhibit 6.1(h)(1). At the Closing, Owner shall cause the Company Lease Tenant to execute and deliver to the Company an occupancy lease with the Company for the Property substantially in the form attached hereto as Exhibit 6.1(h)(2) (referred to hereafter as the “Company Lease” on terms and conditions (including Rent (as defined in such Company Lease)) acceptable to the Company. The commencement date of such Company Lease shall be the date of the Closing. The Company Lease shall be guaranteed by the persons or entities stated in the Summary of Terms using a Guaranty and Subordination Agreement substantially in the form attached hereto as Exhibit 6.1(h)(3).

          (i) Fulfillment of Obligation. To the extent Owner is obligated, pursuant to any contract, agreement, covenant, lease, or other understanding entered into prior to the

Effective Date with any tenant, governmental subdivision or any other third party, to effect any construction, make any improvements or take any action, Owner shall cause any such construction, improvements and/or action to be taken, completed and fully paid for by Owner, at its expense, prior to the Closing. No such obligation shall be unfulfilled, and no liability for or payment in respect of any obligation shall be unsatisfied as of the Closing.

ARTICLE VII
ENVIRONMENTAL MATTERS

     Section 7.1 Representations and Warranties. Owner represents and warrants to the Company that the representations and warranties set forth below are true and correct as of the Effective Date, and shall be true and correct on and as of the date of the Closing:

          (a) Nature of Claims. During its ownership of the Property, there have not been and there are not now pending or, to Owner’s knowledge, threatened: (i) claims, complaints, notices, or requests for information received by Owner with respect to any alleged violation of any Environmental Law with respect to the Property; or (ii) claims, complaints, notices, or requests for information sent to Owner regarding potential or alleged liability under any Environmental Law with respect to the Property.

          (b) Existing Conditions. To the best of Owner’s knowledge, no conditions exist at, on, or under the Property that, with the passage of time or the giving of notice or both, would constitute a Hazardous Condition or give rise to liability under any Environmental Law.

          (c) Compliance with Environmental Laws. To the best of Owner’s knowledge Owner is in compliance in all material respects with all orders, directives, permits, certificates, approvals, licenses, and other authorizations from applicable Governmental Authorities, if any, relating to Environmental Laws with respect to the Property. To the best of Owner’s knowledge, the Property and all Improvements are in compliance with all Environmental Laws.

          (d) Storage Tanks. There are no above ground storage tanks or underground storage tanks (herein referred to as “USTs”) that are not in compliance with all Environmental Laws at the Property. Owner has removed or abandoned any USTs at the Property and Owner has no any knowledge of the abandonment or removal of USTs at the Property.

          (e) PCBs. There are no polychlorinated biphenyls (“PCBs”) or friable or damaged asbestos at the Property; nor has Owner removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from the Property, nor has Owner knowledge of the previous existence of any PCBs or damaged or friable asbestos at the Property.

          (f) Adjacent Property. To the best of Owner’s knowledge, no property adjacent to or in the vicinity of the Property has a Hazardous Condition in, on or under such property.

     Section 7.2 No Release. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to release Owner nor to bar any action by the

Company to implead Owner nor to bar any other action by the Company against Owner where the Company or Owner may have liability to a third party or any Governmental Authorities for an environmental matter or condition which existed at or near the Property on or prior to the Closing. Owner hereby agrees to indemnify and hold the Company harmless from and against any loss, cost, liability or damage suffered or incurred by the Company as a result of Owner’s violation of any Environmental Laws.

ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     Section 8.1 The Company’s Representations. The Company represents and warrants to Owner that all of the representations and warranties set forth below are true and correct as of the Effective Date, and shall be true and correct in all material respects on and as of the date of the Closing.

          (a) Due Execution; Authority. (i) the Company is duly formed, validly existing and in good standing as a limited partnership under the laws of the State of Delaware; (ii) this Agreement is, and all the documents to be delivered by the Company pursuant to this Agreement “(the “Company Closing Documents”) will be, when executed by the Company, binding on and enforceable against the Company in accordance with their respective terms; (iii) there are no other consents required to authorize the Company’s entry into and performance of this Agreement, the Company Closing Documents and/or the transactions contemplated hereby or thereby; (iv) this Agreement, the Company Closing Documents and the transactions contemplated hereby and thereby have been, or will have been prior to the Closing, approved by all necessary action of the Company; and (v) the execution and delivery of the Company Closing Documents do not and will not constitute a breach or default under any agreement by which the Company is bound or by which any of the Company’s property is encumbered.

          (b) Bankruptcy. The Company has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by the Company’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Company’s assets, (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of the Company’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

ARTICLE IX
CONDITIONS PRECEDENT

     Section 9.1 The Company’s Conditions Precedent. The Company’s obligation to accept the assignment or conveyance of the fee simple title to the Property hereunder shall be subject to the full and timely satisfaction of the following conditions (all or any of which may be waived, in whole or in part, by the Company in writing in its sole discretion) at or prior to the Closing:

          (a) Title. The Company shall have received confirmation from the title insurer that there have been no changes in the state of title to the Property since the date of the applicable Commitment and Survey and that the title insurer is issuing, at the Closing, an owner’s title policy, as required (reflecting the release of any indebtedness and bringing the title current to the date of the Closing) without exceptions other than the Permitted Exceptions and with such endorsements required under this Agreement.

          (b) Appraisal. The Company shall have received an appraisal (the “Appraisal”) of the Property, prepared at Owner’s expense by an MAI certified appraiser satisfactory to the Company, dated as of a date acceptable to the Company and indicating a Property value not less than the amount of the Purchase Price and otherwise in form and content satisfactory to the Company in its sole and absolute discretion.

          (c) Governmental Compliance. The Company shall have received confirmation reasonably satisfactory to the Company that all licenses, permits and similar authorizations required by all Governmental Authorities relating to the ownership and operation of the Property are in full force and effect.

          (d) Representations and Warranties. The representations and warranties made by Owner in this Agreement shall be true and correct as of the Closing with the same force and effect as though such representations and warranties had been made on and as of such date. Owner shall have performed all covenants and obligations and complied with all conditions, obligations and agreements required by this Agreement to be performed or complied with by it at or before the Closing. Owner shall have executed and delivered to the Company an affidavit, dated as of the date of the Closing, to the foregoing effect.

          (e) Company Lease and Estoppel Certificate. The Company shall have received a fully-executed Company Lease and Estoppel Certificate, as provided in Section 6.1 hereto, without changes or additional notations (other than as may be acceptable to the Company in its sole and absolute discretion).

          (f) Lender Pay-Off Certificate. The Company shall have received a certificate(s) from any lender(s) confirming the outstanding balance of any outstanding indebtedness encumbering the Property and all amounts necessary to pay and release the same.

          (g) Certificate of Occupancy. Owner shall have obtained and delivered to the Company copies of certificates of occupancy (or the local equivalent) required for the use and occupancy of the Property, including without limitation, all certificates of occupancy for all Improvements on the Property, and/or all tenants, as applicable, to the extent there have been any changes from and after the delivery of such documents to the Company before the end of the Study Period.

          (h) Additional Estoppel Certificates. Owner shall provide estoppel certificates relating to monetary assessments under any covenants or cross-easement agreements affecting the Property, stating that all such assessments that have become due and payable have been paid.

          (i) Opinion of Counsel. The Company shall have received an opinion of counsel of Owner’s, Tenant’s and Guarantor’s counsel, substantially in the form attached hereto as Exhibit 9.1(h).

          (j) Zoning Compliance. The Company shall have received a PZR zoning report/evaluation (the “Zoning Report”) from a zoning consultant selected by the Company, in form and content reasonably satisfactory to the Company, indicating that the use and operation of the Improvements is in compliance with the applicable zoning ordinance.

          (k) Merger Documents. After review of all related documentation, the Company shall be satisfied, in its sole and reasonable discretion, that the consummation of the Merger complies or will comply in full with all applicable laws and regulations no later than February 6, 2004 and that the surviving entity is or will be duly formed, validly existing and in good standing as a corporation under the laws of the state of Ohio no later than February 6, 2004 and will be subject to and bound, as Tenant under the Company Lease.

     Section 9.2 Failure of Conditions. If any condition described in Section 9.1 is not satisfied at the times required and to the satisfaction of the Company, in its sole and absolute discretion, then the Company may, at its sole option, (a) extend the Closing Deadline for up to an additional thirty (30) days to allow for the satisfaction of such conditions, or (b) terminate this Agreement by giving written notice to Owner at any time on or before the Closing. If the Company extends the Closing Deadline and any such conditions remain unsatisfied at the end of such extended period, then the Company shall have the option, in its sole discretion, to either (i) terminate this Agreement, or (ii) proceed to the Closing. Upon termination of this Agreement under this Section 9.2, the Deposit shall be returned to the Company, and neither party shall have any further rights, obligations or liabilities under this Agreement (other than as set forth in Section 12.2 and Articles 14, 16 and 18), except that if the failed condition is due to a breach by Owner of any of its representations, warranties or obligations hereunder, then Owner shall be liable to the Company for the Company’s Due Diligence and Contract Costs. The conditions set forth in this Section 9.2 are for the Company’s sole benefit, and the Company may, in its sole discretion, waive (conditionally or absolutely) the fulfillment of any one or more of the conditions, or any part thereof. Owner shall not take or authorize, directly or indirectly, any action that modifies or changes the circumstances upon which the conditions set forth in Section 9.1 were deemed satisfied or waived by the Company without the Company’s prior written consent.

ARTICLE X
CLOSING

     Section 10.1 Closing. Closing of the transactions contemplated hereby (the “Closing”) shall be held in escrow, with First American Title Insurance Company and/or its designated agent, acting as Escrow Agent, which shall act as the depository of all necessary instruments of conveyance, mortgage and lien releases and other documents, instruments or agreements required to close the transaction contemplated herein, where required shall cause such instruments to be filed or recorded with the Stark County Recorder’s Office and/or with the Secretary of State for the State of Ohio, and shall disburse the Purchase Price as required hereunder and in the Escrow Agreement. Unless the parties otherwise agree, closing shall occur on or before the date that is five (5) days after the expiration of the Study Period or January 30, 2004, whichever is earlier (the “Closing Deadline”). The Closing Deadline may be adjourned or postponed by the Company from time to time, as provided for in this Agreement.

ARTICLE XI
CLOSING MATTERS

     Section 11.1 Owner’s Obligations. At or before the Closing, Owner shall:

          (a) Satisfaction of Violations. Cure (or escrow sufficient funds at the Closing with the Title Company to cure) all violation notices issued with respect to the Property.

          (b) Affidavits; Indemnity Agreements. Execute and deliver to the Title Company such customary affidavits and indemnity agreements as required by the Title Company for issuance of the required title policy and the endorsements thereto for the Property.

          (c) Deed. Execute and deliver to the Company a Deed in the form attached hereto as Exhibit 11.1(c).

          (d) FIRPTA Certificate. Execute and deliver to the Company a FIRPTA Certificate substantially in the form attached hereto as Exhibit 11.1(d).

          (e) Owner’s Certificate. Execute and deliver to the Company an Owner’s certificate substantially in the form attached hereto as Exhibit 11.1(e).

          (f) Further Assurances. Execute (as applicable) and deliver (or cause to be delivered) to the Company the Owner Closing Documents and shall deliver (or cause to be delivered) such other documents, affidavits and certificates as may be required by this Agreement.

          (g) Possession. Give full possession of the Property to the Company, subject only to the rights of tenants under the Company Lease.

     Section 11.2 The Company’s Obligations. At the Closing, the Company shall execute (as applicable) and deliver (or cause to be delivered) to Owner the Company Closing Documents and shall deliver (or cause to be delivered) such other documents, affidavits and certificates as may be required by this Agreement. The Company shall further deliver or cause the Escrow Agent to deliver the Purchase Price, including the Deposit, to Owner or otherwise disburse the same in order to satisfy such liens, monetary encumbrances, and other Owner obligations hereunder that are to be satisfied at Closing. The parties agree that the Purchase Price and the Deposit shall be disbursed in accordance with a settlement statement to be prepared by the Escrow Agent detailing the complete disbursement of the Purchase Price, which settlement statement must be agreed upon and approved by Owner and the Company not later than one (1) Business Day before Closing.

ARTICLE XII
PRORATIONS AND ADJUSTMENTS

     Section 12.1 Prorations and Adjustments. All prorations and adjustments (the “Prorations”) with respect to each Property, for the period up to and through the Closing Deadline, shall be the responsibility of or belong to Owner. All Prorations for the period after the Closing Deadline shall be the responsibility of or belong to the tenant under the Company Lease. The Company shall have no liability for, and shall receive no payments in respect of, the Prorations. Such Prorations shall include, but not be limited to, the following: real estate and property taxes and assessments; ground lease rents, common area maintenance fees and reimbursements for prior years’ property taxes payable by Current Tenants, if any, or any prior tenants; the rent payable by current tenants, if any, up to the Closing Deadline; water, electric, telephone and all other utility and fuel charges for services delivered up to the Closing Deadline; any amounts due and prepayments under the Contracts; assignable license and permit fees; other expenses of operation and similar items and all other disbursements, payments and obligations relating to the Property. Notwithstanding the foregoing, any refunds of real property taxes for tax years beginning prior to the Closing Deadline shall belong to Tenant, and if paid to the Company shall be promptly refunded by the Company to Tenant.

     Section 12.2 Costs and Expenses. Except as otherwise provided in this Agreement, Owner shall be solely responsible for the following: (a) all of the Company’s Due Diligence and Contract Costs, including but not limited to (i) the costs necessary to provide the Company with the required new owner’s title policy, as required, for the Property, including, without limitation, all expenses of examination of title, conducting settlement, escrow fees, title clearance, title insurance commitments, endorsements and premiums; (ii) all costs of preparation of the Survey for the Property; (iii) all costs of preparation of the Appraisal of the Property; (iv) all costs of conducting and preparing all structural and engineering reports for the Property; (v) all costs of preparing the Zoning Report for the Property; and (vi) all costs of conducting all environmental tests and studies of the Property; and (b) any costs of state, county, city, local, municipal and township recording and transfer taxes, and the like, with respect to the conveyance of the Property; and (c) all costs associated with (i) repaying any indebtedness secured by the Property; and (ii) any gains taxes, income taxes or similar taxes assessed against Owner that are owing as a result of the transactions contemplated hereby.

ARTICLE XIII
DEFAULT

     Section 13.1 Default by the Company. If this transaction fails to close as a result of a material default by the Company with respect to any of the terms of this Agreement, and such material default continues for a period of ten (10) days after Owner notifies the Company in writing of such default, Owner’s sole and exclusive remedy for such material default shall be the right to cancel and terminate this Agreement and receive and retain the Deposit. Unless Owner waives the Company’s default in writing within five (5) days after the expiration of the 10-day period specified in the preceding sentence, or such default is cured within such 10-day period, this Agreement shall automatically terminate effective fifteen (15) days after the notice of default is given without the necessity of further notice being given. Upon such termination, each party shall be released from all duties or obligations contained herein except as otherwise expressly set forth in Section 12.2 and Articles 14, 16 and 18 and the Title Company shall immediately pay the Deposit to Owner as liquidated damages as the sole and exclusive remedy of Owner, it being understood and agreed that Owner is hereby releasing and/or waiving any right it might have to either specifically enforce this Agreement or to sue for damages. Owner has agreed to this liquidated damage provision because of the difficulty of ascertaining Owner’s actual damages given the uncertainties of the real estate market, fluctuating property values and differences of opinion with respect to such matters.

     Section 13.2 Default by Owner. If any of the representations and warranties made by Owner in this Agreement are inaccurate or incorrect in any material respect on the date made or deemed made, or if Owner fails to perform its covenants, obligations or agreements under this Agreement and such failure is not cured on or before the earlier of fifteen (15) days after written notice by the Company to Owner or the day of the Closing, the Company shall have the right, at its sole option, to: (a) terminate this Agreement, whereupon the Deposit shall be returned to the Company, and Owner shall reimburse the Company on demand for all of the Company’s Due Diligence and Contract Costs and neither party shall have any further right or liability to the other under this Agreement except as may be specifically set forth in Articles 12, 14, and 17; or (b) waive the default or failure to perform and proceed with the Closing or (c) compel specific performance of the Agreement. The Company has agreed to this damage provision because of the difficulty of ascertaining the Company’s Owner’s actual damages given the uncertainties of the real estate market, fluctuating property values and differences of opinion with respect to such matters.

ARTICLE XIV
INDEMNIFICATION

     Section 14.1 Owner Indemnification. Owner hereby agrees to indemnify and hold the Company harmless from and against: (a) any loss, cost, liability or damage suffered or incurred by the Company because any representation or warranty by Owner shall be false or misleading in any material respect on the date made or deemed made; (b) any loss, cost, liability or damage suffered or incurred by the Company because of Owner’s failure to timely perform any of its covenants, obligations or agreements under this Agreement; (c) any and all liabilities, claims, demands, losses, suits and judgments of any kind or nature (except those items which under the terms of this Agreement specifically and expressly become obligations of the Company), brought by third parties and based on events occurring at or before the Closing and which are in any way related to Owner or its ownership, maintenance, condition or operation of the Property, including, but not limited to, Environmental claims and all expenses related thereto, including, but not limited to, court costs and reasonable attorneys’ fees; and (d) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 14.1(a). As to any claim, action or other matter subject to the foregoing indemnity, Owner shall assume the defense thereof with counsel acceptable to the Company. Such claim, action or other matter shall not be settled in any manner resulting in liability of any kind upon an indemnified party without the approval of both the Company and Owner.

     Section 14.2 The Company’s Indemnification. The Company hereby agrees to indemnify and hold Owner harmless from and against any loss, cost, liability or damage to persons or property or the Improvements at the Property suffered or incurred by Owner as a result of the Company’s entry onto the Property prior to the Closing and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Owner in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 14.2. The Company further agrees that it shall make any and all necessary repairs and/or replacements to the Property and any improvements or personal property thereon required solely as a result of the Company’s and/or the Company’s agents or contractor’s entry upon the Property in connection with any of the Due Diligence inspections, tests, studies, surveys or otherwise.

ARTICLE XV
DAMAGE, DESTRUCTION OR CONDEMNATION

     Section 15.1 Casualty. Prior to the Closing, all risk of loss shall belong to Owner. If, prior to the Closing, the Property or any part thereof shall be destroyed or damaged by fire or other casualty, the Company may, at its option, either (a) require the Owner to repair such damage prior to the Closing to the reasonable satisfaction of the Company, at no cost or expense to the Company, in which event the proceeds of any insurance applicable thereto shall be paid to Owner, or (b) proceed to Closing and itself settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, and Owner shall, at the Closing and thereafter, execute and deliver to the Company all required proofs of loss, assignments of claims and other similar items. Notwithstanding anything herein to the contrary, in the event such loss or casualty shall constitute a total or substantial loss or casualty or, in the opinion of either Owner or the Company, in its sole discretion, shall render the Property materially unsuitable for its intended purpose for a period of ninety (90) days or longer, then either Owner or the Company, at its option, may terminate this Agreement. If this Agreement is terminated by either party hereunder, neither party shall have any further rights or obligations hereunder except as otherwise expressly provided in Section 12.2, and Articles 14, 16 and 18.

     Section 15.2 Condemnation or Taking. If, prior to the Closing, the Property or any part thereof shall be condemned or taken and such condemnation or taking materially interferes with the existing business use of the Property, the Company (a) may terminate this Agreement, or (b) complete the transactions contemplated by this Agreement notwithstanding such condemnation, and the Company shall be entitled to receive the condemnation proceeds and Owner shall, at the Closing and thereafter, execute and deliver to the Company all required assignments of claims and other similar items. If Company elects to terminate this Agreement, then upon written notice to Owner, and without further action of the parties, this Agreement shall become null and void and no party shall have any rights or obligations under this Agreement except as otherwise expressly provided in Section 12.2, and Articles 14, 16 and 18.

ARTICLE XVI
BROKERS

     Section 16.1 Brokers. The Company, hereby represents and warrants to Owner that it has not authorized any broker, agent or finder to act on its behalf in connection with the transaction contemplated by this Agreement. Owner hereby represents and warrants to Company that it has not authorized any broker, agent or finder to act on its behalf in connection with the transaction contemplated by this Agreement except Mr. Erwin Friedman (“Owner’s Broker”) and that Owner shall pay all brokerage fees and/or commissions due and payable to Owner’s Broker pursuant to a separate written agreement entered into prior to the date of this Agreement.. Each party agrees that it shall indemnify, defend and save the other harmless from and against any cost, expense, claim, loss, liability or damages, including reasonable attorneys’ fees and court costs, resulting from a breach of the foregoing representation and warranty.

ARTICLE XVII
MISCELLANEOUS

     Section 17.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given/received: (a) on the date delivered if delivered personally; (b) on the date sent if sent by facsimile, with a copy sent by one of the other methods of delivery described in this Section; (c) the next Business Day after deposit with a recognized overnight courier service when marked for delivery on the next Business Day; or (d) two (2) days after mailing if sent by registered or certified United States mail, properly addressed and postage pre-paid, and addressed to the party for whom it is intended at the address hereinafter set forth:

If to Owner or Tenant:	Graphic Enterprises of Ohio, Inc. 3874 Highland Park Street, N.W. North Canton, Ohio 44720 Attn: Daryl Miller, Chief Financial Officer Fax: 1-800-358-7768

with a copy to:	Black, McCuskey, Souers and Arbaugh 1000 Unizan Plaza 220 Market Avenue South Canton, Ohio 44702 Attn: Bruce M. Soares, Esq. Fax: 330-456-5756

If to the Company:	Gladstone Commercial Limited Partnership c/o Gladstone Commercial Corporation 1616 Anderson Road Second Floor McLean, VA 22102 Attn: Mr. Arthur Cooper Fax: (703) 286-0795

with a copy to:	Winston & Strawn LLP 1400 L Street, N.W. Washington, D.C. 20005 Attn: Richard F. Williamson, Esq. Fax: 202-371-5950

Either party may designate a change of address by written notice to the other in accordance with the provisions set forth above, which notice shall be given at least ten (10) days before such change of address is to become effective.

     Section 17.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective personal representatives, heirs, successors and assigns of the parties. Owner shall not have any right to assign its rights or obligations under this Agreement without the prior written consent of the Company. The Company shall have no right to assign its rights or obligations under this Agreement without the prior written consent of Owner; provided, however, no Owner’s consent shall be required for any assignment by the Company of its rights and obligations under this Agreement to any person or entity that is an affiliate or subsidiary of the Company or that is otherwise owned or controlled by the Company. Any assignment or attempted assignment of this Agreement or the rights and obligations hereunder other than strictly in accordance with the provisions of this Section 17.2 shall be null and void and of no force or effect.

     Section 17.3 Survival. The representations and warranties set forth in Sections 5.1, 7.1 and 8.1 and in Article 16 of this Agreement, and any indemnification related to any of the foregoing, shall survive the Closing indefinitely, subject to any applicable statute of limitations. Owner’s responsibility and liability pursuant to Article 18 shall survive the Closing for the period specified in such Section. All other representations, warranties, covenants, agreements and indemnities set forth in or made pursuant to this Agreement and any indemnification related thereto under Article 14 hereof or otherwise (including, without limitation, Section 12.2) shall remain operative, and shall survive the Closing under this Agreement, only with respect to claims made in writing not later than two (2) years after the Closing. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated for any reason whatsoever during the Study Period and before the Closing Deadline, the Owner shall be liable for all the Company’s Due Diligence and Contract Costs.

     Section 17.4 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, excluding conflicts of laws principles.

     Section 17.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; provided, however, in no event shall this Agreement be effective unless and until signed by all parties hereto.

     Section 17.6 Further Assurances. Owner agrees that it will, at any time and from time to time after the Closing, upon request of the Company, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, granting, assuring and confirming to the Company, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property being conveyed to the Company pursuant to this Agreement.

     Section 17.7 Recitals; Exhibits. Each and all of the recitals set forth above and the exhibits attached hereto are hereby incorporated into this Agreement by reference.

     Section 17.8 Rules of Construction. Section captions used in this Agreement are for convenience only and shall not affect the construction of the Agreement. All references to “Articles” and “Sections,” without reference to a document other than this Agreement are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

     Section 17.9 Time of Essence. Time is important to all parties in the performance of this Agreement, and the parties have agreed that strict compliance is required as to any date set out in this Agreement.

     Section 17.10 Entire Agreement. This Agreement and the exhibits attached hereto and thereto contain the entire agreement between the parties relating to the Property, all prior negotiations between the parties, including, without limitation, any letter of intent, access agreement and confidentiality agreement (including all amendments or modifications thereof), are merged in this Agreement, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement and other agreements referred to herein shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

ARTICLE XVIII
CONFIDENTIALITY

     Section 18.1 Public Announcements. Except as provided otherwise in this Section 18.1, Owner hereby agrees that it will not and shall direct their respective employees, officers, agents and representatives not to, directly or indirectly, release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the Company. It is understood that the foregoing shall not (i) preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its partners, attorneys, officers, directors, employees, accountants, professional consultants, financial advisors, rating agencies, or potential lenders or guarantors, as the case may be, (the “Representatives”) provided that such Representatives have been informed of the Owner’s obligations hereunder and their obligations under securities laws with respect to disclosure of information and trading in the stock of Company or its Affiliates or (ii) prevent it from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

     Section 18.2 Owner’s Confidential Information. Prior to the Closing, the Company hereby agrees that it will not and shall direct its respective employees, officers, agents and representatives not to, directly or indirectly, release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever any information obtained from Owner or otherwise acquired or obtained in connection with the condition of the Property or Owner’s financial condition, including but not limited to any information obtained hereunder or as a part of the Company’s Due Diligence efforts and inspections with respect to the Property and the Owner. Provided however that none of the above shall be construed to prevent disclosure of such information to any of the Company’s partners, attorneys, officers, directors, employees, accountants, professional consultants, financial advisors, rating agencies, or potential lenders or guarantors, as the case may be, (the “Representatives”) provided that such Representatives have been informed of the Company’s obligations hereunder and its obligations under securities laws with respect to disclosure of information and trading in the stock of Company or its Affiliates or (ii) prevent it from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, securities, tax and reporting requirements.

     Section 18.3 Non-confidential Information. Notwithstanding anything herein to the contrary, the nondisclosure objections set forth in this Article 18 shall not apply to the following: (i) information that is or becomes generally available to the public other than through a violation of law or obligation hereunder; (ii) information that, in the opinion of counsel to either party, such party is required by law, court order, government order or decree to disclose, except that the other party may at its own expense appeal such court order; (iii) information that was developed by such party on its own, independent from the proprietary information made available to such party hereunder; and (iv) information that was subsequently made available to such party by a third party who was not violating the law or any obligation hereunder in making such disclosure.

     Section 18.4 Injunctive Relief. In addition to any other remedies available to the Company or Owner, the Company or Owner shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance in order to enforce the provisions of this Agreement. Notwithstanding any other provision of this Agreement, the provisions of this Article 18 shall survive the termination of this Agreement for two (2) years following the Effective Date and shall survive the Closing for one (1) year following the Closing.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

WITNESS:	OWNER:

GRAPHIC ENTERPRISES OF OHIO, INC.
an Ohio corporation

By:	By:	/s/ Daryl J. Miller

Name:	Name:	Daryl J. Miller

Title:	Title:	Chief Financial Officer

THE COMPANY:

GEI CANTON OH LLC, a
Delaware limited liability company

	By:	GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership, its managing member

		By:	GLADSTONE COMMERCIAL CORPORATION,
its general partner

By:			By:	/s/ Arthur S. Cooper

Name:			Name:	Arthur S. Cooper

Title:			Title:	Principal

EXHIBIT 1.8

LEGAL DESCRIPTION

[TO BE ATTACHED]

Ex. 1.8-Page 1

EXHIBIT 2.2
FORM OF ESCROW AGREEMENT

     This Escrow Agreement (this “Agreement”) is made and entered into this       day of January, 2004, among GRAPHIC ENTERPRISES OF OHIO, INC, an Ohio corporation (“Owner”), GEI CANTON OH LLC, a Delaware limited liability company (the “Company”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”). Reference is made to that certain Purchase Agreement dated as of                   , 2003 (the “Contract”), between Owner and the Company. The defined terms used in this Agreement shall have the meanings set forth in the Contract.

     The Company and Owner have agreed to select Escrow Agent to serve as escrow agent with respect to the Deposit to be made by the Company pursuant to the Contract. The purpose of this Agreement is to prescribe instructions governing the services of Escrow Agent with respect to the Deposit and the Closing.

     1.     Owner and the Company hereby engage Escrow Agent to serve as escrow agent with respect to the Deposit made by the Company pursuant to the terms of the Contract, a copy of which has been delivered to and received by Escrow Agent. Escrow Agent hereby accepts such engagement.

     2.     Escrow Agent acknowledges receipt of the Deposit and agrees to place the Deposit into an interest-bearing escrow account and to notify the Company and Owner of the location and number of such interest-bearing account. Interest shall be maintained in the escrow account as a part of the Deposit and credited to the Company for tax purposes. The Company’s Federal Taxpayer Identification Number is                .

     3.     Escrow Agent shall disburse the Deposit and any interest earned thereon in accordance with the terms and conditions of the Contract. At the time of the Closing, if any, if the Deposit has not been disbursed previously in accordance with the Contract, then Escrow Agent shall disburse the Deposit and interest thereon to Owner to be credited against the Aggregate Purchase Price.

     4.     In the event that there is a dispute regarding the disbursement or disposition of the Deposit or the interest earned thereon, or in the event Escrow Agent shall receive conflicting written demands or instructions with respect thereto, then Escrow Agent shall withhold such disbursement or disposition until notified by both parties that such dispute is resolved or Escrow Agent may file a suit of interpleader at the cost and expense of Owner and the Company.

     5.     Escrow Agent shall not be liable for any damage, liability or loss arising out of or in connection with the services rendered by Escrow Agent pursuant to this Agreement unless the same results from the negligence, gross negligence, or willful misconduct of Escrow Agent.

Ex. 2.2-Page 1

     6.     Copies of all notices given by any party hereunder shall be delivered in person or mailed, postage prepaid, to all other parties hereto, to the following addresses:

(1)	If to the Company	GEI Canton OH LLC c/o Gladstone Commercial Corporation 1616 Anderson Road Second Floor McLean, VA 22102 Attn: Mr. Arthur Cooper Fax: (703) 286-0795

	with a copy to:	Winston & Strawn LLP 1400 L Street, N.W. Washington, D.C. 20005 Attn: Richard F. Williamson, Esq.

(2)	If to the Owner:	Graphic Enterprises of Ohio, Inc. 3874 Highland Park Street, N.W. North Canton, Ohio 44720 Attn: Daryl Miller, Chief Financial Officer Fax: 1-800-358-7768

(3)	with a copy to:	Black, McCuskey, Souers and Arbaugh 1000 Unizan Plaza 220 Market Avenue South Canton, Ohio 44702 Attn: Bruce M. Soares, Esq. Fax: 330-456-5756

     7.     The instructions contained herein may not be modified, amended or altered in any way except by a writing (which may be in counterpart copies) signed by Owner, the Company and Escrow Agent.

     8.     The Company and Owner reserve the right, at any time and from time to time, to substitute a new escrow agent in place of Escrow Agent.

     9.     This Agreement is intended solely to supplement and implement the provisions of the Contract and is not intended to modify, amend or vary any of the rights or obligations of the Company or Owner under the Contract.

     10.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; provided, however, in no event shall this Agreement be effective unless and until signed by all parties hereto.

Ex. 2.2-Page 2

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WITNESS:	OWNER:

GRAPHIC ENTERPRISES OF OHIO, INC. an Ohio corporation

By:	By:

Name:	Name:

Title:	Title:

THE COMPANY:

GEI CANTON OH LLC, a Delaware limited liability company

	By:	GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership, its managing member

		By:	GLADSTONE COMMERCIAL CORPORATION, its general partner

By:			By:

Name:			Name:

Title:			Title:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

	By:			[SEAL]

Name:

Title:

Ex. 2.2-Page 3

EXHIBIT 3.2

SCHEDULE OF DOCUMENTS TO BE DELIVERED TO THE COMPANY

     (1)  All Tenant Leases, including without limitation, amendments, side letters, option exercise letters and other documents, certificates or instruments applicable to any of the Tenant Leases, and copies of all pending lease proposals.

     (2)  A current rent roll, certified as accurate by Owner’s chief financial officer or an equivalent officer or official.

     (3)  Financial information and records for the Property, including, without limitation, audited Owner, Tenant [and Guarantor] financial statements (including statements of profit and losses and balance sheets) for the last three (3) calendar years (and unaudited financial statements for the current year) together with the books and records for the Property, including historical property and operating statements, tax bills, capital expenditure records and maintenance records of the Property. Such statements shall properly reflect the profit and loss from the management, leasing, maintenance, repair and operation of the Property for three (3) years.

     (4)  As-built plans and specifications for the Improvements on the Property, to the extent reasonably available.

     (5)  Copies of all contracts, agreements, equipment leases, service and maintenance agreements, and vendor contracts related to the Property.

     (6)  Copies of Owner’s existing title policy for the Property, together with legible copies of all documents referred to in the title reports or policies.

     (7)  Copies of existing “as-built” surveys of the Property, any readily available topographical information and traffic studies in Owner’s or its property manager’s possession.

     (8)  All zoning and environmental reports and studies in Owner’s possession (including, without limitation, all analytical data, remediation design, modeling, boring logs, correspondence, directives, submissions and responses to or from Governmental Authorities and environmental consultants) and notices and asbestos reports and all reports, proposals and/or notices relating to the physical condition of the Property, including, without limitation, any soils reports, engineering, architectural or other structural reports or studies and similar data relating to the Property in Owner’s possession.

     (9)  All appraisals of the Property in Owner’s possession.

     (10)  Existing fire and casualty insurance policies (or summaries thereof).

     (11)  All information concerning any pending real estate tax assessment appeals, protests and proceedings.

Ex. 3.2-Page 1

     (12)  All agreements relating to leasing commissions affecting the Property, and a list of leasing commissions to be discharged by Owner.

     (13)  Copies of all promissory notes, mortgages, deeds of trust and other documents relating thereto which will not be paid at the Closing, including, without limitation, encumbrances or documents evidencing and/or securing indebtedness affecting the Property, and copies of any applicable interest rate “swap” agreements.

     (14)  Copies of all construction contracts or other agreements to which Owner or its agent is a party relating to ongoing construction work, repairs or renovations being done to any Improvements at the Property.

     (15)  Copies of all agreements, proffers, if any, and other non-public documents relating to land use restrictions or other conditions limiting or otherwise affecting development of the Property.

     (16)  Copies of all unexpired warranties and guaranties covering the personal property and the roof, elevators, heating and air conditioning systems and any other components of the Improvements, and a list and description of any material third party bonds, warranties and guaranties which will be in effect after the Closing with respect to the Property, including, without limitation, the Improvements.

     (17)  Copies of all certificates of occupancy, approvals, licenses and permits.

     (18)  Copies of any and all written claims, demands or notices from any third party which concern or otherwise affect the Property received by Owner during the prior three (3) years, or earlier if unresolved, including, without limitation, written notice of potential litigation, written notices from any Governmental Authority, copies of any reports issued by the local Fire Marshal regarding inspection of the Improvements during Owner’s ownership of the Property and a list of major repairs (excluding tenant improvements) and major casualties occurring during Owner’s ownership of the Property, together with any internal lists of claims or anticipated litigation related to the Property prepared by or on behalf of Owner.

     (19)  True and complete copies of Owner’s organizational documents, as well as any fictitious name or similar filings, including all amendments to the foregoing, certified as true and complete.

     (20)  All of the records of the architects, engineers and consultants related to the Property in Owner’s possession or in the possession of such architects, engineers and consultants.

Ex. 3.2-Page 2

EXHIBIT 4.2

TITLE INSURANCE REQUIREMENTS AND ENDORSEMENTS

     This Memorandum will provide you with a checklist of standard title insurance requirements for projects being acquired by Gladstone Commercial Corporation. or an affiliated company (“GCC”). Additional or different requirements may be specified for your particular transaction.

     1.     General:

          (a) The maximum single risk assumed by any single title insurer may not exceed 25% of that company’s capital, surplus and statutory reserves. Excess amounts may be covered by appropriate reinsurance arrangements with other acceptable title insurance companies.

          (b) The title insurance policy must be written by an insurer that has an acceptable rating from at least one of the following independent rating agencies:

•	a “Financial Stability Rating” of “S” (Substantial) or better or a “Statutory Accounting Rating” of “C” (Average) or better from Demotech, Inc.;

•	a “BBB” or better rating from Duff and Phelps Credit Rating Company;

•	a “C” or better rating from LACE Financial Corporation;

•	a “Baa” or better rating from Moody’s Investors Service; or

•	a “BBB” or better rating from Standard and Poor’s, Inc.

          (c) Each title insurance policy must be written by an insurer authorized to do business in the jurisdiction where the property is located.

          (d) Subject to the satisfaction of other requirements set forth herein, GCC will accept the standard 1992 ALTA form of loan title insurance policy or the 1990, 1987 or 1970 (amended October 17, 1970, and October 17, 1984) form of owner’s policies. GCC must receive and approve a commitment and a pro forma owner’s title insurance policy. Copies of all documents and/or surveys referred to in the legal description or in the exceptions in Schedule B-I must be submitted with the commitment. The title insurance company must remove (by endorsement or written waiver) any creditors’ rights exception or exclusion.

          (e) If the 1990 or 1987 ALTA form of policy or a policy containing similar arbitration provisions is used, the title insurance company must agree that the compulsory arbitration provisions of the policy do not apply for any claims by or on behalf of the insured.

          (f) The policy must include an Environmental Protection Lien Endorsement (ALTA Form 8.1). Subparagraph (b) of ALTA Form 8.1 may take exception for an entire state statute that provides for environmental protection liens that could take priority, only if specific

Ex. 4.2-Page 1

sections or subsections are referenced. A reference solely to a general statute is acceptable only if approved in writing by GCC prior to closing. If no such statutes exist, “None” should be entered in the space below subparagraph (b).

          (g) The policy must include a Comprehensive Endorsement (ALTA Form 9).

     2.     Schedule A - Description:

          (a) The amount of the title insurance policy must equal at least the original purchase price of the property.

          (b) The effective date of the title policy must be as of the date (and time, where available) of the recordation of the Deed.

          (c) The policy must name as the insured the entity designated by GCC as the owner.

          (d) Schedule A must include a description of the Deed, with the complete name of the instrument, the date of execution, recordation date and recordation information.

          (e) The legal description of the property in the title insurance policy must precisely conform to that shown on the survey of the property. Alternatively, the title insurance policy may be endorsed to provide that the legal description is the same as shown on the survey.

          (f) Any appurtenant easements (such as access or utility easements) must be set forth in the legal description and affirmatively insured under Schedule A as a separate insured interest in land.

          (g) The title insurance policy must include, as an informational note, in Schedule A (i) the recorded plat number (and recording information), if any, and (ii) the property parcel number(s) or tax identifying number(s), as applicable, for the property, if such numbers are available in the jurisdiction in which the property is located.

     3.     Schedule B-I - Title Exceptions:

          (a) Standard exceptions (such as for parties in possession, other matters not shown on public records and for filed and unfiled mechanics’ and materialmen’s liens) must be deleted.

          (h) The title insurance company must remove (by endorsement or written waiver) any creditor’s rights exception to or exclusion from the title insurance policy.

          (i) If the title insurance policy includes any exception for taxes, assessments or other lienable items, it must expressly insure that such taxes, assessments or items are not yet due and payable.

          (j) The title insurance policy must contain no exception for any filed or unfiled mechanics’ or materialmen’s liens.

Ex. 4.2-Page 2

          (k) The standard survey exception to the title policy, if any, must be deleted. Exceptions to specific matters shown in a recorded plat must be specifically described and affirmative coverage must be obtained for any matters listed.

          (l) Any lien, encumbrance, condition, restriction or easement must be included in the policy and must be described in sufficient detail so that its nature, width and location, as applicable is readily discernible in the written description. All exceptions which regard easement rights of others to the property must be listed as an “Easement ...”. The policy must affirmatively insure that improvements do not encroach upon the listed easements or affirmatively insure against loss or damage due to such encroachment.

          (m) All easements listed in Schedule B-I must appear on the survey noted by deed book and page number. If Schedule B-I indicates the presence of any easements that are not specifically located, the title policy must provide affirmative insurance against any loss resulting from the exercise by the holder of such easement of its right to use or maintain that easement.

     4.     Schedule B-II - Subordinate Matters:

          Tenants in possession under unrecorded leases must be listed as such on Schedule B, Part II or included as an exception in Schedule B, Part I as “rights of tenants in possession as of the date hereof, as tenant’s only, under unrecorded leases.”

     5.     Required Endorsements:

          (a) ALTA 9 Comprehensive Endorsement

          (b) Survey Endorsement

          (c) ALTA 3.1 Zoning Endorsement (with additional coverage for number and type of parking spaces)

          (d) Doing Business Endorsement

          (e) Access Endorsement

          (f) Separate Tax Lot Endorsement

          (g) Environmental Protection Lien Endorsement

          (h) Subdivision Endorsement

          (i) Contiguity Endorsement

          (j) Creditor’s Rights Endorsement (as applicable)

          (k) Tax Deed Endorsement (as applicable)

          (l) Mechanics’ Lien Endorsements

Ex. 4.2-Page 3

          (m) Non-Imputation Endorsement (as applicable)

          (n) Fairways Endorsement

          (o) Condominium Endorsement (as applicable)

Ex. 4.2-Page 4

EXHIBIT 4.2(a)

SURVEY REQUIREMENTS

This Memorandum will provide you with a checklist of standard survey requirements for projects being acquired by Gladstone Commercial Corporation or an affiliated company (“GCC”). Additional or different requirements may be specified for your particular transaction.

     2.     The survey must be certified by a surveyor licensed in the jurisdiction in which the property is located. If that jurisdiction licenses engineers instead of surveyors, then it must be certified by a licensed engineer.

     3.     The survey must be certified to [Company] and Gladstone Commercial Corporation, a                     , its successors and assigns (collectively, the “Owner”) and each and every mortgagee of Owner and First American Title Insurance Company.”

     4.     The survey must be dated no more than ninety (90) days prior to the date the Deed is recorded.

     5.     The survey must be acceptable to the title insurance company for purposes of insuring title free and clear of survey exceptions.

     6.     The survey must be made in accordance with the 1999 “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by American Land Title Association (“ALTA”) and American Congress on Surveying and Mapping (“ACSM”) and includes items 1, 2, 3, 4, 6, 7(a,b,&c), 8, 9, 10, 11(a), 13 (including uses), 14, 15, and 16 of Table A thereof.

     7.     The survey must show the following:

             (p) the dimension and total square footage (land area) of the property;

             (q) the location, dimensions and a brief description (i.e., “20-unit, 2-story brick building”) of all buildings, structures and other improvements (including sidewalks, curbs, parking areas and fences) on the property and the distance from the improvements to adjoining exterior property lines;

             (r) the location of all easements, servitudes, or rights-of-way (above or below ground) on the property, or other similar exceptions listed in the commitment for the title insurance policy for the property (except that blanket easements may be shown as such), including, any exceptions shown on a recorded map or plat, together with the complete recording information for all such matters;

             (s) the location and dimensions of any encroachments by the improvements on the property onto any adjacent property, street, alley or easements located on the property and by improvements on any adjacent property, street or alley onto the property;

Ex. 4.2(a)-Page 1

          (t) the location of minimum recorded setback lines for the property and any other building restrictions, including complete recording information if such restrictions have been recorded;

          (u) the number, size and location of parking spaces on the property;

          (v) the location of utilities serving the property, including points of ingress to and egress from the property of such utilities, should be designated on the survey by placement of an arrow with a statement, for example: “Water service exits and enters here” (within the property; however, the location of underground utility lines which serve only the property is not required to be shown);

          (w) indication of access (such as curb cuts and driveways) to adjoining streets and highways and the status of such roadways as public or private;

          (x) the monuments placed (or a reference monument) at all major corners of the boundary of the property;

          (y) a legend of all symbols and abbreviations used on the survey;

          (z) a vicinity map showing the property surveyed in reference to nearby highway(s) or major street intersection(s);

          (aa) observable evidence of cemeteries;

          (bb) the identity of all abutting owners, lot number and names of subdivisions; and

          (cc) significant observations not otherwise defined.

     8.     The description of the property shown on the survey must conform to the legal description shown in the commitment for the title insurance policy for the property. A metes and bounds description, a lot and block description, or a description of the property bounded on all sides by dedicated streets or alleys is acceptable as long as it corresponds to the legal description shown in such title insurance commitment. If the title insurance commitment refers to a recorded plat, then such plat with appropriate recording requirements must be indicated on the survey.

     9.     If any portion of the property is in a Special Hazard Area, as designated on the applicable Flood Insurance Rate Map for the community, the boundaries and a designation of the zone of any such area within the property must be shown on the survey.

     10.     The survey must contain a surveyor’s certificate in the form described below. Such certificate will be acceptable if it is printed as a legend on the survey or is attached to and specifically identifies the survey.

Ex. 4.2(a)-Page 2

FORM OF SURVEYOR CERTIFICATION

     [Name], a registered land surveyor, License No. [Number], in and for the State of       and legally doing business in            County, does hereby certify to Gladstone Commercial Corporation, a                     , its successors and assigns] and [Title Company] and [Lender]:

the accompanying survey (“Survey”) represents a true and correct survey made by me on                     , 200      of the land therein particularly described;

the Survey and the information, courses and distances shown thereon are correct;

the title lines and lines of actual possession are the same;

the land described in the Survey is the same as described in the title insurance commitment described below;

the area of the subject property and the size, location and type of buildings and improvements and any other matters situated on the subject property are as shown and all buildings and improvements are within the boundary lines and applicable set-back lines of the property;

there are no violations of zoning ordinances, restrictions or other rules and regulations with reference to the location of said buildings and improvements;

there are no easements or uses affecting this property appearing from a careful physical inspection of the same, other than those shown and depicted on the Survey;

there are no encroachments on the adjoining properties, streets, or alleys by any of said buildings, structures and improvements, other than as shown on the Survey;

there are no party walls or visible encroachments on said described property by streets, alleys or buildings, structures or other improvements situated on adjoining property, except as shown on the Survey;

all utility services required for the operation of the premises either enter the premises through adjoining public streets, or the Survey shows the point of entry and location of any utilities that pass through or are located on adjoining land;

the Survey shows the location and direction of all visible storm drainage systems for the collection and disposal of all roof and surface drainage;

any discharge into streams, rivers or other conveyance system is shown on the Survey;

the subject property [insert “DOES” or “DOES NOT”] lie within a Special Flood Hazard Area (“SFHA”) as defined by the Federal Emergency Management Agency; the property lies within Zone(s)                [only Zones with prefixes of “A” or “V” are in SFHAs] of the Flood Insurance Rate Map identified as Community Panel No.                     , bearing an effective date of                     ;

Ex. 4.2(a)-Page 3

the subject property has access to and from a duly dedicated and accepted public street or highway [if not, so state];

[except as shown on the survey,] the subject property does not serve any adjoining property for drainage, utilities or ingress or egress; and

the record description of the subject property forms a mathematically closed figure [if not, so state].

     The undersigned has received and examined a copy of [Company] Title Company’s Commitment No. [Number]; and the location of any matter shown thereon, to the extent it can be located, has been shown on this Survey with the appropriate recording reference.

[If the certificate is attached to rather than typed or otherwise reproduced on the face of the survey, add a paragraph specifically identifying the survey (such as by date, property description and survey number) to which the certificate relates.]

     The parties listed above are entitled to rely on the survey and this certificate as being true and accurate.

     This Survey is made in accordance with the 1999 “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by American Land Title Association (“ALTA”) and American Congress on Surveying and Mapping (“ACSM”) and meets the requirements of an Urban Survey, as defined in the current accuracy standards jointly adopted by ALTA and ACSM and includes items 1, 2, 3, 4, 6, 7(a,b,&c), 8, 9, 10, 11(a), 13 (including uses), 14, 15, and 16 of Table A thereof

[Signature]

[Type name of surveyor below signature line]

Registration No.
Date:
[SEAL]

Ex. 4.2(a)-Page 4

EXHIBIT 5.1(b)

OPERATING/SECURITY/MAINTENANCE AGREEMENTS RELATING TO THE PROPERTY

NONE

Ex. 5.1(b)-Page 1

EXHIBIT 5.1(c)

SCHEDULE OF TENANT LEASES

Lease with RT Fox, LLC, an Ohio limited liability company, dated January 31, 2003, covering approximately 3,133 square feet of office space and 624 square feet of warehouse space located in the building at 3874 Highland Park, N.W., North Canton, Ohio.

Ex. 5.1(c)-Page 1

EXHIBIT 5.1(f)

STRUCTURAL, MECHANICAL, ELECTRICAL, PLUMBING, ROOFING OR OTHER
MAJOR SYSTEMS OF ANY IMPROVEMENTS IN NEED OF MATERIAL REPAIR OR
REPLACEMENT.

NONE

Ex. 5.1(f)-Page 1

EXHIBIT 5.1(l)

MATERIAL DEFAULTS OR EVENTS OF DEFAULT REGARDING INDEBTEDNESS
WHICH IS SECURED BY THE PROPERTY FOR WHICH OWNER IS LIABLE.

Current financing with Bank One, N.A., which is to be paid in full at Closing.

Ex. 5.1(1)-Page 1

EXHIBIT 5.1(q)

WARRANTIES COVERING THE PROPERTY

NONE

Ex. 5.1(q)-Page 1

EXHIBIT 6.1(b)

LICENSES, EQUIPMENT LEASES, CONTRACTS OR AGREEMENTS RELATING TO THE
PROPERTY

(i)	Lease with RT Fox, LLC as set forth on Exhibit 5.1(c)

(ii)	Proposed Agreement regarding sale of PrePress Division and sublease of space to Buyer

Ex. 6.1(b)-Page 1

EXHIBIT 6.1(h)(1)

PRIOR OCCUPANT TERMINATION AGREEMENT

TO:	GEI Canton OH LLC, Gladstone Commercial Corporation, and Gladstone Commercial Limited Partnership

FROM:	Graphic Enterprises of Ohio, Inc. (the “Landlord”)

LESSEE:	(the “Lessee”)

PREMISES:	See Exhibit A attached hereto

RE:	Termination of Existing Leases, Subleases and Licenses and Prior Occupant Estoppel

DATE:	, 200

     The Premises are to be acquired by _________________________. As a result thereof, the Landlord and the Lessee hereby agree that certain lease (the “Lease Agreement”) dated _________________________ is hereby terminated and cancelled effective upon the closing of the transactions effecting the sale of the Premises to _________________________ (the “Closing”). In addition, the Landlord and the Lessee each individually represents and warrants that the Lease Agreement represents all agreements that have been entered into by and between such parties and parties affiliated with the Lessee for use of any portion of the Premises that are effective as of the date of this letter. The Lessee further represents and warrants that effective as of the Closing (i) it has no continuing right, title or other interests to any portion of the Premises, (ii) all existing subleases or sub-occupancy agreements are terminated as of the date hereof, and (iii) it is not aware of and has no knowledge of any claims against Landlord under the Lease Agreement and will assert no claims against _________________________ for any and all claims, actions or causes of action arising under or in connection with the Lease Agreement regardless of when the same may arise or may have arisen and irrespective of when any action or omission may have occurred or transpired which gave or may give rise to any such claims, actions or causes of action. Lessee further states that it quit claims to _________________________ all of its right, title and interest, if any, in and to any alterations, additions, modifications, improvements, and fixtures located on any portion of the Premises that may be considered realty.

Ex. 6.1(h)(1) - Page 1

LANDLORD:

Graphic Enterprises of Ohio, Inc.

By:
Name:
Title:

LESSEE:

, a

By:

Name:

Title:

Ex. 6.1(h)(1) - Page 2

EXHIBIT 6.1(h)(2)

COMPANY LEASE

[TO BE ATTACHED]

Ex. 6.1(h)(3) - Page 1

EXHIBIT 6.1(h)(3)

FORM OF GUARANTY AND SUBORDINATION AGREEMENT

     THIS GUARANTY AND SUBORDINATION AGREEMENT (this “Agreement”), made as of the 30th day of January, 2004, by Visual EDGE Technology, Inc., a California corporation (“Guarantor”), in favor of GEI Canton OH LLC, a Delaware limited liability company (“Landlord”).

W I T N E S S E T H:

     WHEREAS, Landlord has this day entered into a lease (the lease, together with any amendments and/or modifications thereto, the “Lease”) of certain Property identified on Exhibit A hereto (the “Property”) with Graphic Enterprises of Ohio, Inc., an Ohio corporation (“Tenant”), this Agreement being attached to the Lease;

     WHEREAS, Tenant will become a subsidiary of Guarantor; and

     WHEREAS, Landlord has required, as a condition to entering into the Lease, Guarantor to be a guarantor of each and every obligation imposed upon Tenant by the Lease.

     NOW, THEREFORE, to induce Landlord to enter into the Lease and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor, for itself, its successors and assigns, hereby covenants and agrees for the benefit of Landlord, as follows:

     1.     Guaranty. Guarantor does hereby unconditionally and irrevocably guaranty to Landlord the full, complete and timely performance of all obligations imposed on Tenant by the terms of the Lease, including, but not limited to, the full, complete and timely payment of rent and all other sums due by Tenant under the Lease, and the payment as required by the Lease of all damages to Landlord which may result from Tenant’s breach of any provision of the Lease, including, but not limited to, those relating to damage to the Property.

     2.     Guaranty of Payment and Performance. Guarantor acknowledges and agrees that this is a guaranty of payment and performance and not mere collection. The liability of Guarantor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Tenant or any other person or entity. Guarantor waives any right to require that an action be brought against Tenant or any other person or entity. In the event, on account of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, Tenant shall be relieved of the Lease or any debt, obligation or liability as provided in the Lease, Guarantor shall nevertheless be fully liable for the complete and timely performance of all obligations imposed on Tenant by the Lease throughout the entire term of the Lease, all to the same extent as if Guarantor had been the original tenant thereunder and the Lease shall be deemed unaffected by any such relief granted to Tenant. In the event of a default under the Lease which is not cured within any applicable grace

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or cure period, Landlord shall have the right to enforce its rights, powers and remedies thereunder or hereunder, in any order to the maximum extent permitted by law, and all rights, powers and remedies provided thereunder or hereunder or by law or in equity. If the obligations guaranteed hereby are partially performed, paid or discharged by reason of the exercise of any of the remedies available to Landlord, this Agreement shall nevertheless remain in full force and effect, and Guarantor shall continue to be liable for all remaining obligations guaranteed hereby, even though any rights which Guarantor may have against Tenant may be destroyed or dismissed by the exercise of any such remedy.

     3.     Waivers by Guarantor. To the extent permitted by law, Guarantor hereby waives and agrees not to assert or take advantage of:

          (b) Any right to require Landlord to proceed against Tenant or any other person or entity or to proceed against or exhaust any security held by Landlord at any time or to pursue any other remedy in Landlord’s power or under any other agreement before proceeding against Guarantor;

          (c) Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Landlord to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons;

          (d) Any defense based upon an election of remedies by Landlord;

          (e) Any right or claim or right to cause a marshaling of the assets of Tenant or Guarantor;

          (f) Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more provisions of the Lease;

          (g) Any modification of the Lease or of any obligation of Tenant thereunder by amendments to the Lease, by waivers granted by Landlord or by operation of law or by action of any court, whether pursuant to the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise; and

          (h) Any defense based upon Sections 49-25 and/or 49-26 of the Code of Virginia (1950), as amended.

     4.     Subordination. Guarantor hereby unconditionally and irrevocably subordinates (i) all payments due or to become due by Tenant to Guarantor, by reason of any and all debts or other obligations (collectively “Debt Payments”) and (ii) the receipt of all dividends or other distributions of any kind or nature from Tenant (collectively, “Distributions”) to the payment of all sums due or to become due by Tenant to Landlord under the Lease, including the payment of rent and all damages due by reason of Tenant’s breach of the Lease; provided, however, that for so long as there shall be no existing event of default under the Lease, after the payment of each

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monthly installment of rent thereunder, Debt Payments due for such month and Distributions may be made.

     5.     Representations, Warranties and Covenants. Guarantor hereby represents, warrants and covenants to Landlord as follows:

          (dd) Change in Financial Condition. The most recent financial statements of Guarantor as of November, 2003, and the notes related thereto delivered to Landlord, present fairly the consolidated financial condition of Guarantor as of the dates indicated and the results of the operations and changes in consolidated cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and as of the date of this Guaranty, there has occurred no material adverse change in the financial condition of Guarantor since the date of such financial statements.

          (ee) Proceedings. There is no action, suit, litigation or proceeding pending or, to the knowledge of Guarantor, threatened against the Guarantor that could reasonably be expected to have a material adverse effect on the financial condition of Guarantor or its ability to execute or deliver, or perform its obligations under, this Guaranty.

          (ff) Financial Statements. Guarantor shall provide Landlord and any mortgagee, at the times set forth herein (or more often as may be reasonably requested by Landlord), the following financial information during the Lease Term (as defined in the Lease): (i) within thirty (30) days after the end of each fiscal quarter, Guarantor-prepared year-to-date financial statements of Guarantor, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied (the “Quarterly Statements”); and (ii) within ninety (90) days after the end of each fiscal year of Guarantor, annual financial statements prepared in accordance with GAAP, consistently applied, audited or reviewed by an independent certified public accountant (the “Annual Statements”).

          (gg) Rent Coverage Ratio Certification. Guarantor shall provide to Landlord, within thirty (30) days after the end of each fiscal quarter, a written calculation, prepared by Guarantor and certified by Guarantor’s chief financial officer, evidencing that Guarantor shall have maintained a Rent Coverage Ratio on a consolidated basis, of no less than 1.0 to 1.0, based on the Quarterly Statements and Annual Statements delivered to Landlord pursuant to Section 5.1(c) above. For purposes of this Guaranty, “Rent Coverage Ratio” shall mean the ratio of (i) Guarantor’s pre-tax net income (computed in accordance with GAAP, consistently applied) plus (A) all rent payable under all leases for any real property and improvements (“Aggregate Rent Obligations”), plus (B) depreciation and amortization, plus (C) interest on mortgage debt, plus (D) owners’ compensation and bonuses minus the greater of: $500,000 or twenty-five one hundredths of one percent (0.25%) of revenue, plus (E) the annual LIFO adjustment; to (ii) the Aggregate Rent Obligations plus principal and interest payments on mortgage debt. The Rent Coverage Ratio shall be calculated at the beginning of each fiscal quarter on the basis of the information reported in and for the time periods covered by the Quarterly Statements and Annual Statements, as applicable. Guarantor shall provide to Landlord, within fifteen (15) days after

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request, all evidence reasonably requested supporting the Rent Coverage Ratio calculations delivered to Landlord.

          (hh) Tangible Net Worth Certification. Guarantor shall provide to Landlord within thirty (30) days after the end of each fiscal quarter, a written calculation, prepared by Guarantor and certified by Guarantor’s chief financial officer, evidencing that Guarantor shall have maintained a Tangible Net Worth on a consolidated basis of not less than $4,250,000, plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of Guarantor, plus (ii) 50% of Guarantor’s net income in each fiscal quarter ending after the date hereof. Increases in the Tangible Net Worth covenant based on consideration received for equity securities and subordinated debt of Guarantor shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Tangible Net Worth covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall Tangible Net Worth be decreased. For purposes of this Guaranty, “Tangible Net Worth” shall mean Guarantor’s equity (or capital, as applicable), plus 64% of LIFO reserve, plus amounts due to owners and affiliates, minus amounts due from owners and affiliates, minus intangible assets.

          (ii) Authority. (i) the execution and delivery of this Guaranty has been duly authorized by the Board of Directors of Guarantor and constitutes Guarantor’s valid and legally binding agreement in accordance with its terms; (ii) the making of this Guaranty does not require any vote or consent of shareholders of Guarantor; and (iii) Tenant will become a wholly owned subsidiary of Guarantor, pursuant to the terms and conditions of the contemplated merger between Tenant and a wholly owned subsidiary of Guarantor.

          (jj) Violations. To Guarantor’s knowledge, without investigation, the execution and delivery of the Guaranty will not breach or otherwise violate the provisions of or cause an event of default under any agreement, contract, mortgage or other binding commitment or existing obligation of Guarantor, and will not breach or otherwise violate any permit, license, court judgment, decree or order of any court or any law, rule or regulation of any governmental body to which Guarantor is subject to or bound.

          (kk) Default. To Guarantor’s knowledge, Guarantor is not in default and has not received any notice of default with respect to any judgment, order, writ, injunction or decree or any lease, contract, agreement, commitment, instrument or obligation to which it is a party or could affect Guarantor’s ability to perform its obligations under the Guaranty.

          (ll) Third Party Authorization. To Guarantor’s knowledge, all consents, approvals, or authorization required by any third party or governmental authority in connection with Guarantor’s obligations under the Guaranty has been properly obtained.

          (mm) Compliance with Law. Guarantor has complied with all applicable provisions of law requiring any filing, registration or qualification with any governmental authority in connection with the execution and delivery of the Guaranty.

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     6.     General Provisions.

          (nn) Survival. This Agreement shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Landlord under the Lease;

          (oo) No Subrogation; No Recourse Against Landlord. Notwithstanding the satisfaction by Guarantor of any liability hereunder, Guarantor’s rights of subrogation, contribution, reimbursement or indemnity, if any, or any right of recourse to or with respect to the assets or property of Tenant, shall be subject and subordinate to the rights of Landlord. Guarantor expressly agrees not to exercise any and all rights of subrogation against Landlord.

          (pp) Entire Agreement; Amendment; Severability. This Agreement contains the entire agreement between the parties hereto respecting the matters herein set forth and supersedes all prior agreements, whether written or oral, between the parties respecting such matters. Any amendments or modifications hereto, in order to be effective, shall be in writing and executed by Landlord and Guarantor. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

          (qq) Governing Law; Binding Effect; Waiver of Acceptance. This Agreement shall be governed by and construed in accordance with the laws of Ohio without regard to conflicts of laws principles thereof. This Agreement shall bind Guarantor, its successors and assigns (but in the event of an assignment, Guarantor shall not be relieved of its obligations hereunder), and shall inure to the benefit of Landlord, its successors and assigns. Guarantor hereby waives any acceptance of this Agreement by Landlord and this Agreement shall immediately be binding upon Guarantor.

          (rr) Notice. All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of the same in person to the intended addressee, or certified mail or by depositing the same with Federal Express or another reputable private courier service for next business day delivery to the intended addressee at its address set forth in the last section of this Agreement or at such other address as may be designated by such party as herein provided. All notices, demands and requests shall be effective upon such personal delivery, or one (1) business day after being deposited with the private courier service, or two (2) business days after being deposited in the United States mail as required above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, demand or request sent. By giving to the other party hereto prior written notice thereof in accordance with the provisions hereof, each party shall have the right from time to time to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

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          (ss) No Waiver; Time of Essence. The failure of either party to enforce any of the respective rights or remedies hereunder, or to promptly enforce any such rights or remedies, shall not constitute a waiver thereof nor give rise to any estoppel against such party nor excuse any of the parties hereto from their respective obligations hereunder. Any waiver of such right or remedy must be in writing and signed by the party to be bound and must expressly state that such right or remedy has been or thereby is waived. This Agreement is subject to enforcement at law or in equity, including actions for damages or specific performance. Time is of the essence hereof.

          (tt) Captions for Convenience. The captions and headings of the section and paragraphs of this Agreement are for convenience of reference only and shall not be construed in interpreting the provisions hereof.

          (uu) Attorneys’ Fees. In the event it is necessary for Landlord to retain the services of an attorney or any other consultants in order to enforce this Agreement, or any portion hereof, Guarantor shall promptly pay to Landlord any and all costs and expenses, including, without limitation, attorneys’ fees, incurred by Landlord as a result thereof and such costs, fees and expenses shall be included in the costs of the case to the extent the Landlord wins the issue under contest.

          (vv) Successive Actions. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and Guarantor hereby waives any covenants to the maximum extent permitted by law not to assert any defense in the nature of splitting of causes of action or merger of judgments.

          (ww)Reliance. Landlord would not enter into the Lease without this Agreement. Accordingly, Guarantor intentionally, irrevocably and unconditionally enters into the covenants and agreements as set forth above and understands that, in reliance upon and in consideration of such covenants and agreements, the Lease has been made.

     7.     Notices: The following addresses shall be used for notice purposes:

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If to the Landlord:	GEI Canton OH LLC
c/o Gladstone Commercial Corporation
1616 Anderson Road, Second Floor
McLean, Virginia 22102
Attn: Arthur S. Cooper
Fax: (703) 286-0795

with a copy to:	Winston & Strawn LLP
1400 L Street, N.W.
Washington, D.C. 20005
Attn: Richard F. Williamson, Esq.
Fax: (202) 371-5950

If to Guarantor:	Visual EDGE Technology, Inc.
226 Airport Parkway, Suite 390
San Jose, California 95110
Attn: Austin Vanchieri
Fax: (408) 452-4212

with a copy to:	Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
Attn: Peter Cohn, Esquire
Fax: (650) 614-7401

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     IN WITNESS WHEREOF, Guarantor has executed this Agreement as of the date first above written as attested to below:

ATTEST/WITNESS	GUARANTOR:

VISUAL EDGE TECHNOLOGY, INC.

By:	By:

Name:	Name:

Title:	Title:

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EXHIBITS:

Exhibit A – Legal Description and Street Address

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EXHIBIT 9.1(h)

     2.     FORM OF OPINION OF OWNER’S, TENANT’S AND GUARANTOR’S COUNSEL The Owner is duly organized or formed, validly existing and in good standing under the laws of its State of organization or formation. [REPEAT FOR TENANT AND GUARANTOR].

     3.     The Owner has the requisite corporate, partnership or other entity power and authority to execute and deliver, and to perform its obligations under the [list and define applicable transaction documents]. [REPEAT FOR TENANT AND GUARANTOR].

     4.     The execution and delivery of the [applicable transaction documents] by the Owner has been duly authorized by all necessary corporate, partnership or other entity action and the persons executing the [applicable transaction documents] have been duly authorized to do so. [REPEAT FOR TENANT [AND GUARANTOR]].

     5.     The execution and delivery of the [applicable transaction documents] and the performance thereunder by the Owner will not violate the charter, organizational documents or bylaws of the Owner. [REPEAT FOR TENANT AND GUARANTOR].

     6.     Each of the [applicable transaction documents] has been duly executed and delivered by the Owner in compliance with the laws of the State of                     , and all such documents are the legal, valid and binding obligation of the Owner, enforceable against Owner in accordance with their terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or similar laws, or by equitable principles, relating to or limiting the rights of creditors generally. [REPEAT FOR TENANT AND GUARANTOR].

     7.     To the undersigned’s knowledge, without investigation, the execution and delivery of the [applicable transaction documents] will not breach or otherwise violate the provisions of or cause an event of default under any agreement, contract, mortgage or other binding commitment or existing obligation of the Owner, and will not breach or otherwise violate any permit, license, court judgment, decree or order of any court or any law, rule or regulation of any governmental body to which the Owner is subject to or bound. [REPEAT FOR TENANT]

     8.     To the undersigned’s knowledge, there are no actions, suits or proceedings pending or threatened against the Owner or the Properties (as defined in the Purchase Agreement) that affect the Properties or would materially affect the Owner’s ability to perform under the [applicable transaction documents] or which seeks to affect the enforceability of the [applicable transaction documents]. [REPEAT FOR TENANT].

     9.     To the undersigned’s knowledge, the Owner is not in default and has not received any notice of default with respect to any judgment, order, writ, injunction or decree or any lease, contract, agreement, commitment, instrument or obligation to which it is a party or by which the Properties are bound or may be subject that affects the Properties or could materially affect the

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Owner’s ability to perform its obligations under the [applicable transaction documents]. [REPEAT FOR TENANT].

     10.     To the undersigned’s knowledge, all consents, approvals, or authorization required by any third party or governmental authority in connection with the Owner’s obligations under the [applicable transaction documents] has been properly obtained. [REPEAT FOR TENANT].

     11.     The Owner has complied with all applicable provisions of law requiring any filing, registration or qualification with any governmental authority in connection with the execution and delivery of the deeds to the Properties and the [applicable transaction documents]. [REPEAT FOR TENANT].

     This Opinion may be relied upon by the Company and its counsel, Winston & Strawn LLP.

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EXHIBIT 11.1(c)

FORM OF WARRANTY DEED

[TO BE ATTACHED]

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EXHIBIT 11.1(d)

FIRPTA CERTIFICATE

     Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person or entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by                     ,                 (the “Company”), the undersigned hereby certifies the following on behalf of the Company:

     12.     The Company is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

     13.     The Company’s U.S. Employer identification number is                     ; and

     14.     The Company’s office address is:

     The undersigned, as                           of the Company, understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

     Under penalties of perjury, the undersigned, as                      of the Company, declares that the undersigned has examined this certification and that, to the best of the undersigned’s knowledge and belief, it is true, correct and complete, and the undersigned further declares that the undersigned has authority to sign this document on behalf of the Company.

,
a

By:

Name:

Title:

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EXHIBIT 11.1(e)

OWNER’S CERTIFICATE RE: REPRESENTATIONS AND WARRANTIES

     THIS OWNER’S CERTIFICATE (this “Certificate”), is made as of                           , 2004, by Graphic Enterprises of Ohio, Inc., a                     , having an address at                                (“Owner”), to GEI CANTON OH LLC, a Delaware limited liability company (the “Company”) having an address at c/o Gladstone Commercial Corporation, 1616 Anderson Rd., Second Floor, McLean, VA 22102, in connection with the sale of certain land and improvements located at 3874 Highland Park, N.W., North Canton, OH, as further identified on Exhibit A attached hereto (collectively, the “Property”).

W I T N E S S E T H:

     WHEREAS, Owner and the Company, entered into that certain Purchase Agreement dated as of                           , 200      (the “Agreement”), for the sale of the Property.

     WHEREAS, Section 5.1 of the Agreement requires the delivery of this Certificate.

     NOW THEREFORE, Owner does hereby certify to the Company that, in accordance with Section 5.1 of the Agreement, each of the representations and warranties of Owner as and to the extent contained in the Agreement are true and correct as of the date hereof.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.

WITNESS	OWNER:

GRAPHIC ENTERPRISES OF OHIO, INC., an Ohio
corporation

By: [SEAL]
Name:

Title:

EXHIBITS:

Exhibit A – Legal Description

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